Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF
$327 MILLION FOR THE THIRD QUARTER OF 2016

NEW YORK, October 31, 2016—Loews Corporation (NYSE:L) today reported net income for the three months ended September 30, 2016 of $327 million, or $0.97 per share, compared to $182 million, or $0.50 per share, in the prior year period. Net income for the nine months ended September 30, 2016 was $364 million, or $1.08 per share, compared to $461 million, or $1.25 per share, in the prior year period.

Book value per share increased to $54.22 at September 30, 2016 from $51.67 at December 31, 2015. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $53.79 at September 30, 2016 from $52.72 at December 31, 2015.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2016	2015	2016	2015

Income before net investment gains (losses)	$300	$211	$352	$479
Net investment gains (losses)	27	(29)	12	(18)
Net income attributable to Loews Corporation	$327	$182	$364	$461
Net income per share	$0.97	$0.50	$1.08	$1.25

	September 30, 2016	December 31, 2015

Book value per share	$54.22	$51.67
Book value per share excluding AOCI	53.79	52.72

Three Months Ended September 30, 2016 Compared to 2015

Net income attributable to Loews Corporation for the three months ended September 30, 2016 increased $145 million as compared to the prior year period due to higher earnings at CNA Financial Corporation and improved results from the parent company investment portfolio. These increases were partially offset by lower earnings at Diamond Offshore and Boardwalk Pipeline.

CNA’s earnings increased due to higher net investment income driven by limited partnership investments as well as realized investment gains in the third quarter of 2016 compared to losses in the prior year period. These increases were partially offset by lower favorable net prior year reserve development and higher underwriting expenses, which included certain non-recurring costs related to information technology and employee termination costs.

Diamond Offshore’s earnings decreased due to a substantial reduction in the number of rigs operating as compared to the year ago period and significant unscheduled rig downtime, partially offset by lower depreciation expense resulting mainly from the asset impairment charges incurred in prior periods.

Boardwalk Pipeline’s earnings were lower due to a non-recurring franchise tax refund received in last year’s third quarter. Excluding the tax refund, Boardwalk Pipeline’s earnings were higher due to revenues from new growth projects recently placed in service and an increase in storage and parking and lending revenues, partially offset by an increase in interest expense.

Loews Hotels’ earnings increased primarily due to higher earnings from joint venture properties.

Income generated by the parent company investment portfolio improved due to higher income from limited partnership investments and equity securities.

Nine Months Ended September 30, 2016 Compared to 2015

Net income attributable to Loews Corporation for the nine months ended September 30, 2016 decreased primarily due to lower earnings at Diamond Offshore partially offset by improved results at CNA, Boardwalk Pipeline and from the parent company investment portfolio.

CNA’s earnings increased due to higher net investment income driven by limited partnership investments, realized investment gains in 2016 as compared to losses in 2015, and higher favorable net prior year reserve development, partially offset by higher underwriting expenses.

Diamond Offshore’s earnings decreased primarily due to increased asset impairment charges. Excluding these impairment charges, year-over-year earnings decreased as a result of a substantial reduction in the number of operating rigs, partially offset by revenue earned by newbuild drillships and lower depreciation expense as a result of the asset impairment charges.

Boardwalk Pipeline’s earnings increased due to new rates in effect following the Gulf South rate case, the return to service of the Evangeline pipeline, and growth projects recently placed in service.

Loews Hotels’ results decreased primarily due to an impairment charge related to a joint venture property.

Income generated by the parent company investment portfolio improved due to higher income from equity securities.

SHARE REPURCHASES

At September 30, 2016, there were 337.0 million shares of Loews common stock outstanding. During the three and nine months ended September 30, 2016, the Company repurchased 0.4 million and 3.0 million shares of its common stock at an aggregate cost of $17 million and $115 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 88205905. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available at www.cna.com. Those interested in participating in the question and answer session should dial (877) 675-4750, or for international callers, (719) 325-4785.

A conference call to discuss the third quarter results of Boardwalk Pipeline has been scheduled for today at 9:30 a.m. ET. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (855) 793-3255 or for international callers, (631) 485-4925. The conference ID number is 90369196.

A conference call to discuss the third quarter results of Diamond Offshore has been scheduled for today at 8:30 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (800) 247-9979, or for international callers, (973) 321-1100. The conference ID number is 89455433.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP); and one wholly owned subsidiary, Loews Hotels & Resorts. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the

Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	September 30,
(In millions)	Three Months		Nine Months
	2016	2015	2016	2015
Revenues:
CNA Financial	$2,388	$2,203	$6,954	$6,874
Diamond Offshore	350	608	1,211	1,867
Boardwalk Pipeline	306	296	961	925
Loews Hotels	161	146	513	452
Investment income (loss) and other	37	(34)	110	6
	3,242	3,219	9,749	10,124
Investment gains (losses):
CNA Financial	45	(50)	30	(42)
Corporate and other			(12)
	45	(50)	18	(42)
Total	$3,287	$3,169	$9,767	$10,082
Income (Loss) Before Income Tax:
CNA Financial (a)	$431	$284	$794	$755
Diamond Offshore (b)	36	139	(538)	(42)
Boardwalk Pipeline	46	48	210	163
Loews Hotels	4	1	17	25
Investment income (loss), net	36	(35)	108	4
Other (c)	(42)	(39)	(134)	(115)
	511	398	457	790
Investment gains (losses):
CNA Financial	45	(50)	30	(42)
Corporate and other			(12)
	45	(50)	18	(42)
Total	$556	$348	$475	$748
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$281	$190	$541	$513
Diamond Offshore (b)	7	47	(240)	(34)
Boardwalk Pipeline	14	18	62	55
Loews Hotels	3	2	7	15
Investment income (loss), net	24	(22)	72	4
Other (c)	(29)	(24)	(90)	(74)
	300	211	352	479
Investment gains (losses):
CNA Financial	27	(29)	16	(18)
Corporate and other			(4)
	27	(29)	12	(18)
Net income attributable to Loews Corporation	$327	$182	$364	$461

(a)
Includes charges of $127 million ($74 million after tax and noncontrolling interests) and $84 million ($49 million after tax and noncontrolling interests) for the nine months ended September 30, 2016 and 2015 related to retroactive reinsurance accounting for the transaction in which CNA Financial ceded substantially all of their legacy asbestos and environmental pollution reserve liabilities to a third party through a loss portfolio transfer.

(b)
Includes asset impairment charges of $680 million ($267 million after tax and noncontrolling interests) and $361 million ($159 million after tax and noncontrolling interests) for the nine months ended September 30, 2016 and 2015 related to the carrying value of Diamond Offshore's drilling rigs.

(c)	Consists primarily of corporate interest expense and other unallocated expenses.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	September 30,
(In millions, except per share data)	Three Months		Nine Months
	2016	2015	2016	2015
Revenues:
Insurance premiums	$1,767	$1,751	$5,196	$5,173
Net investment income	561	321	1,570	1,419
Investment gains (losses)	45	(50)	18	(42)
Contract drilling revenues	340	599	1,141	1,816
Other revenues	574	548	1,842	1,716
Total	3,287	3,169	9,767	10,082

Expenses:
Insurance claims and policyholders’ benefits (a)	1,202	1,200	3,949	4,008
Contract drilling expenses	187	276	598	971
Other operating expenses (b)	1,342	1,345	4,745	4,355
Total	2,731	2,821	9,292	9,334

Income before income tax	556	348	475	748
Income tax expense	(163)	(66)	(171)	(170)
Net income	393	282	304	578
Amounts attributable to noncontrolling interests	(66)	(100)	60	(117)
Net income attributable to Loews Corporation	$327	$182	$364	$461

Income per share attributable to Loews Corporation	$0.97	$0.50	$1.08	$1.25

Weighted average number of shares	337.62	361.10	338.61	368.03

(a)
Includes charges of $127 million ($74 million after tax and noncontrolling interests) and $84 million ($49 million after tax and noncontrolling interests) for the nine months ended September 30, 2016 and 2015 related to retroactive reinsurance accounting for the transaction in which CNA Financial ceded substantially all of their legacy asbestos and environmental pollution reserve liabilities to a third party through a loss portfolio transfer.

(b)
Includes asset impairment charges of $680 million ($267 million after tax and noncontrolling interests) and $361 million ($159 million after tax and noncontrolling interests) for the nine months ended September 30, 2016 and 2015 related to the carrying value of Diamond Offshore's drilling rigs.